EXHIBIT (a).2


                           CERTIFICATE OF DESIGNATION
                                       OF
                             SERIES OF COMMON SHARES

        The undersigned, Secretary of IAI Investment Funds I, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Corporation on August 18, 1993.

                      DESIGNATION OF SERIES B COMMON SHARES

        WHEREAS, the shareholders of IAI Investment Funds I, Inc. (The "Corporation") have authorized 10,000,000,000,000 shares of common stock, $.01 par value per share, of which 10,000,000,000 shares are designated Series A Common Shares, as set forth in the Articles of Incorporation of the Corporation; and

        WHEREAS, said Articles of Incorporation set forth that the balance of authorized but unissued shares of common stock may be issued in such series and with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated or expressed in a resolution or resolutions providing for the issue of any series of common shares as may be adopted from time to time by the Board of Directors of the Corporation.

        NOW, THEREFORE, BE IT RESOLVED, that 10,000,000,000 of the remaining authorized but unissued common shares of the Corporation be, and they hereby are, designated as Series B Common Shares, and said Series B Common Shares shall represent interests in a separate and distinct portion of the Corporation's assets which shall take the form of a separate portfolio of investment securities, cash and other assets (referred to herein as "IAI Institutional Bond Fund").

        FURTHER RESOLVED, that Articles 6, 7 and 8 of the Articles of Incorporation of the Corporation setting forth the preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, of an among each series of common shares be, and they hereby are, adopted as the preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions thereof, of and among the Series B Common Shares designated hereby and in relation to the Series A Common Shares of the Corporation designated prior hereto.

        BE IT FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed to file with the office of the Secretary of Minnesota, a Certificate of Designation setting forth the relative rights and preferences of the Series B Common Shares, as required by Subd. 3(b) of Section 401 of the Minnesota Business Corporation Act.

        IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of IAI Investment Funds I, Inc. this 16th day of September 1993.

                                                  /s/ William C. Joas
William C. Joas, Secretary                        ------------------------------